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            WESTON Will Take A One-Time Charge in Third Quarter 1996

WEST CHESTER, Pa.-- Roy F. Weston, Inc. (WESTON(R)), leading international environmental managers, will take a one-time, pre-tax restructuring charge of approximately $17 million in the quarter ending September 30, 1996, it was announced today.

         William J. Marrazzo, WESTON President and Chief Executive Officer, said that these actions are part of the company's ongoing process to position WESTON as the premier provider of integrated environmental services that will solve clients' environmental business challenges.

         "The company is consolidating and focusing its corporate resources on its markets to generate long-term growth by becoming more efficient and effective in the delivery of WESTON's environmental services," Marrazzo said.

         The charge includes a $10 million write down of the company's analytical laboratory assets, a $1.6 million write down of its thermal incinerator assets, a $2.4 million write down of other under-performing assets, and $3 million for operational reorganizations and severance costs. WESTON's staffing level has been reduced by 7% from its June 30, 1996, total headcount of 2,426 people.

         Internationally, teams of WESTON scientists, engineers and consultants work with business and government to economically restore, manage and preserve environmental quality. For more information about the company, click to WESTON On The Web at

                            HTTP://WWW.RFWESTON.COM.